EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the10 day of  Oct, 2008, by and between Global Risk Management, Inc., a Nevada corporation (“Global”), and Kyle Edwards (“Edwards”).

WITNESSETH:

WHEREAS, the officers, managers and/or directors of Global are of the opinion that Edwards has education, experience and/or expertise which is of value to Global and its owners, and

WHEREAS, Global and Edwards desire to enter into this Employment Agreement, pursuant to which Edwards shall be employed by Global, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, Global and Edwards agree as follows:

1.	EMPLOYMENT. Global hereby agrees to employ Edwards and Edwards hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period.

2.1	Original Term: The Term of this Agreement shall commence on the date hereof and expire on Oct 10, , 2009, unless sooner terminated pursuant to the terms and provisions herein stated.

2.2	Renewal Term(s): This Agreement shall automatically be extended for additional two (2) year renewal terms unless earlier terminated in accordance with the provisions of Section 6 below.

3.	COMPENSATION.

3.1
Salary:   Global shall pay Edwards an initial base annual salary of One Hundred Twenty Five Thousand Dollars ($125,000). Upon the first renewal, annual compensation shall increase to One Hundred Thirty Five Thousand Dollars ($135,000) and upon the third renewal, annual compensation shall increase to One Hundred Seventy Five Thousand dollars ($175,000). The annual salary shall increase during the year, payable in accordance with Global’s normal policies but in no event less often than semi-monthly (the “Salary”).  Both parties agree that company stock may be issued in lieu of salary at the equivalent rate.

3.2	Stock Option Plan/Stock Purchase Plan: Edwards shall be eligible to participate in Company’s Stock Option Plan and Stock Purchase Plan during the term of employment.
3.3	Bonuses: Edwards shall be entitled to earn additional compensation bonuses based on specific milestones as set forth by the Board of Directors.

4.	EMPLOYEE BENEFITS.

4.1
General Benefits:  Edwards shall be entitled to receive or participate in all benefit plans and programs of Global currently existing or hereafter made available to executives or senior management of Global, including but not limited to, dental and medical insurance, including coverage for dependents of Edwards, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2
Director and Officer Insurance: Global shall use commercially reasonable efforts to purchase and maintain a Directors and Officers liability insurance policy on terms and conditions deemed acceptable by the Board of Directors, acting in good faith, which policy shall cover Edwards at all times during his employment Term, including any Renewal Term(s). Such liability insurance shall be at a value of a minimum of One Million dollars ($1,000,000).

4.3
Business Expense: Edwards shall be provided with American Express and/or Visa/Master Card credit cards issued in the name of Global, for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities.  Additionally, Edwards shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Edwards in performing Edwards’s duties and obligations under this Agreement.  Global shall reimburse Edwards for such expenses on a monthly basis, upon submission by Edwards of appropriate receipts, vouchers or other documents in accordance with Global’s policy.

4.4
Cellular Telephone: Global shall provide Edwards with a cellular telephone for use on Global’s business and Global shall be responsible for all costs and expenses incurred in connection with the operation and use of such cellular telephone, including but not limited to, monthly service charges and maintenance; provided, however, that Global shall not be responsible for costs and expenses incurred for personal use of Edwards.

4.5
Vacation:  Edwards shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of two (4) weeks during which time Edwards’s compensation will be paid in full.  Unused days of vacation will be compensated in accordance with Global’s policy as established by Global from time to time.  Edwards may take the vacation periods at any time during the year as long as Edwards schedules time off as to not create hardship on Global.  In addition, Edwards shall have such other days off as shall be determined by Global and shall be entitled to paid sick leave and paid holidays in accordance with Global’s policy.

5.	DUTIES/SERVICE

5.1
Position: Edwards is employed as President and a nominated Member of the Board of Directors and shall perform such services and duties as are defined in Addendum A, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of Global.

5.2	Place of Employment: The place of Edwards’s employment and the performance of Edwards’s duties will be at Global’s corporate headquarters or at such location as agreed upon by Global and Edwards.

5.3
Extent of Services: Edwards shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of Global.  The precise services of Edwards may be extended or curtailed, from time to time at the discretion of Global, and Edwards agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by Global.  However, Global shall not materially alter Edwards’s title, duties, obligations or responsibilities or transfer Edwards outside of the Clark  County, Nevada area without Edwards’s prior written consent.

5.3.1     Except as otherwise agreed by Global and Edwards in writing, it is expressly understood and agreed that Edwards’s employment is fulltime and of a critical nature to the success of Global and is therefore exclusive.  Edwards may not be employed by other entities, except for subsidiaries of Global, or Strategic Alliance Partners of Global, or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors. Global acknowledges that Edwards presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum B, attached hereto; or (b) do not compete with Global or interfere with the performance of Edwards’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors.

5.3.2     Additionally, Global recognizes that Edwards has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum B attached hereto; or (b) do not compete with Global in the reasonable judgment of the Board of Directors.  Global recognizes that such equity positions may occasionally require some limited attention from Edwards during normal business hours.  However, Edwards agrees that if such time is considered excessive by the Board of Directors, Edwards shall be so advised and noticed by Global and Edwards shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6.
TERMINATION. The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Edwards’s resignation, death or permanent disability or incapacity; or (b) by Global at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1
BY RESIGNATION.  If Edwards resigns with “Good Reason” (as defined below), this Agreement shall terminate but Edwards shall continue to receive, through the end of the Term of this Agreement Edwards’s Salary payable in periodic installments on Global’s regular paydays, at the rate then in effect.  For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Edwards of duties substantially and materially inconsistent with the position and nature of Edwards’s employment, the substantial and material reduction of the duties of Edwards which is inconsistent with the position and nature of Edwards’s employment, or the change of Edwards’s title indicating a substantial and material change in the position and nature of Edwards’s employment; (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Edwards’s compensation and benefits without Edwards’s written consent; (iii) the failure by Global to obtain from any successor, an agreement to assume and perform this Agreement; or (iv) a corporate “Change In Control” (as defined below).  For purposes of this Agreement, “Change In Control” shall mean (1) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Global’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction in a transaction approved by the stockholders, or the sale, transfer, or other disposition of more than fifty percent (50%) of the total combined voting power of Global’s outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or (2) the sale, transfer or other disposition of all or substantially all of the Global’s assets in complete liquidation or dissolution of Global other than in connection with a transaction described in Section 6.1(1) above.  If Edwards resigns without Good Reason, Edwards shall be entitled to receive Edwards’s Salary only through the date of such resignation.

6.2
BY REASON OF INCAPACITY OR DISABILITY: If Edwards becomes so incapacitated by reason of accident, illness, or other disability that Edwards is unable to carry on substantially all of the normal duties and obligations of Edwards under this Agreement for a continuous period of one-hundred-twenty (120) days (the “Incapacity Period”), this Agreement shall terminate but Edwards shall receive, during the Incapacity Period and for the six (6) month period thereafter (the “Extended Period”), Edwards’s Salary payable in periodic installments on Global’s regular paydays, at the rate then in effect, reduced only by the amount of any payment(s) received by Edwards pursuant to any disability insurance policy proceeds. For purposes of the foregoing, Edwards’s permanent disability or incapacity shall be determined in accordance with Global’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Global’s Board of Directors in its good faith judgment based upon Edwards’s inability to perform normal and reasonable duties and obligations.

6.3
BY REASON OF DEATH:  If Edwards dies during the Term of this Agreement, Global shall pay to the estate of Edwards, for a period of six (6) months beginning on the date of death (the “Extended Period”), Edwards’s Salary payable in periodic installments on Global’s regular paydays, at the rate then in effect. Other death benefits will be determined in accordance with the terms of Global’s benefit plans and programs.

6.4
FOR CAUSE.  If the Term of this Agreement is terminated by Global for Cause Edwards shall be entitled to receive Edwards’s Salary only through the date of termination.  However, if a dispute arises between Global and Edwards that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 11.8, Global shall have the option to pay Edwards the lump sum of six (6) months base of Edwards’s Salary at the time of termination (the “Severance Payment”) rather than Edwards’s Salary through the date of termination.  Such determination to pay the Severance Payment in lieu of Edwards’s Salary shall be made in the reasonable judgment of the Board of Directors.  If Global elects to make a payment to Edwards of the Severance Payment, the parties hereto agree that such payment and the payment provided by Section 6.6 shall be Edwards’s complete and exclusive remedy for such a termination for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) an adjudication of Edwards’s fraud, theft or dishonesty with respect to Global; (ii) Edwards’s conviction of a felony, a crime involving moral turpitude or other act causing material harm to Global’s standing and reputation; (iii) Edwards’s continued material failure to perform Edwards’s duties to Global after thirty (30) days’ written notice thereof to Edwards; or (iv) gross negligence or willful misconduct by Edwards with respect to Global.

6.5
WITHOUT CAUSE.  If, during the Term of this Agreement, Global terminates Edwards’s employment without Cause: (a) Edwards shall be entitled to receive, through the end of the Term of this Agreement, Edwards’s Base Salary, payable in periodic installments on Global’s regular paydays, at the rate then in effect.  The payments provided by Sections 6.5 and 6.6 shall be Edwards’s complete and exclusive remedy for any termination without Cause.

6.6
EFFECT OF TERMINATION ON UNUSED VACATION TIME:  Upon the termination of this Agreement for any reason whatsoever, Edwards shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans.

7.	Trade Secrets and Confidentiality:

7.1
Nondisclosure. Without the prior written consent of Global, Edwards shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Edwards’s own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of Global and/or its Affiliates, as hereinafter defined, it being the intent of Global, with which intent Edwards hereby agrees, to restrict Edwards from disseminating or using any like information that is unpublished or not readily available to the general public.

7.1.1
Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Global.

7.2
Return of Property. Upon the termination of this Agreement, Edwards shall deliver to Global all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with Global or its Affiliates and their activities, business and customers.

7.3
Notice of Compelled Disclosure. If, at any time, Edwards becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Edwards shall provide Global with prompt, prior written notice of such requirement so that Global may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that Global waives compliance with the provisions hereof, Edwards agrees to furnish only that portion of the Confidential Information which Edwards is advised by written opinion of counsel is legally required and exercise Edwards’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Edwards shall not oppose action by Global to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7.4
Assurance of Compliance. Edwards agrees to represent to Global, in writing, at any time that Global so request, that Edwards has complied with the provisions of this section, or any other section of this Agreement.

8.
INDEMNIFICATION OF EDWARDS: Global shall, to the maximum extent permitted by law, indemnify and hold Edwards harmless against expenses, including reasonable attorney’s fees, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Edwards’s employment by Global. Further, Global shall advance to Edwards any expense incurred in defending such proceeding to the maximum extent permitted by law.

9.
RETURN OF GLOBAL PROPERTY: Edwards agrees that upon any termination of his employment, Edwards shall return to Global within a reasonable time not to exceed two (2) weeks, any of Global’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of Global with whom Edwards has had contact or done business.

10.	RELATIONSHIP OF PARTIES: The parties intend that this Agreement create an Employee-Employer relationship between the parties.

11.
NOTICES:  All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to Global:	Global Risk Management, Inc.
Attn: Chief Executive Office

As to Edwards:	Kyle Edwards

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 10.

12.	MISCELLANEOUS:

12.1
Entire Agreement.  This Agreement and the Addendums hereto contain the entire agreement of the parties.  This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

12.2	Assignment. Neither party, without the written consent of the other party, can assign this Agreement.

12.3	Binding. This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

12.4	No Waiver. The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

12.5
Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The parties hereto agree to replace any invalid provision with at valid provision which most closely approximates the intent of the invalid provision.

12.6	Interpretation. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

12.7	Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

12.8	Arbitration.

12.8.1
Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Edwards’s employment with Global, including, without limitation (except as expressly excluded below in Section 11.8.2) any claims or disputes by Edwards against Global, or by Global against Edwards, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by Global; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any Global disciplinary action; any Global decision regarding a Global policy or practice, including but not limited to Edwards’s compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”) shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Orange County, California before Judicial Arbitration Mediation Services (“JAMS”) in accordance with JAMS’ then-current policies and procedures for arbitration of employment disputes.

12.8.2
The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Edwards for workers’ compensation benefits or for benefits under a Global plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

12.8.3
This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Edwards’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Edwards’s remedy under Section 6.4 in the event of any termination with Cause, and does not require Global to provide Edwards with any type of progressive discipline.

12.9
Titles.  Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

12.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

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{SIGNATURE PAGE TO FOLLOW}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Global:	Global Risk Management, Inc.
a Nevada corporation

	By:	/s/ Peter Maheu

Edwards:

	By:	/s/ Kyle Edwards
Kyle Edwards

ADDENDUM A
Job Description for Kyle Edwards

Job Title:	President
Department:	Executive
Reports To:	Chief Executive Officer and Board of Directors

The president shall be the chief operating officer of Global and, subject to the control of board of directors and supervision of the chief executive officer, shall, in general, supervise and control all of the business and affairs of Global.  He shall in the absence of the chief executive officer, when present, preside at all meetings of the shareholders.  He shall sign, with the secretary, an assistant secretary, or any other proper officer of the corporation thereunto authorized by the board of directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the board of directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors or by Global’s bylaws to some other officer or agent of Global, or shall be required by law to be otherwise signed or executed; and, in general, shall perform all duties incident to the office of president, chief operating officer and such other duties as may be prescribed by the board of directors or the chief executive officer from time to time.

ADDENDUM B
Approved Non-Global Risk Management, Inc.
Business Activity Exemptions

Description of Business Activity
1.	None.

B-1